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                                                                       EXHIBIT 4


                       HOMECAPITAL INVESTMENT CORPORATION

                           CERTIFICATE OF DESIGNATION
                                       OF
                           PREFERRED STOCK, SERIES A


HOMECAPITAL INVESTMENT CORPORATION, a Nevada corporation (the "Corporation"), DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation by virtue of its Articles of Incorporation, as amended, and in accordance with the Revised Statutes of the State of Nevada, the Board of Directors of the Corporation has duly adopted the following resolution on and as of May 3, 1996, for the purpose of establishing and designating a series of Preferred Stock, par value $.01 per share, of the Corporation and fixing the voting powers, preferences, limitations, restrictions and relative rights thereof:

"RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Articles of Incorporation, as amended, of the Corporation, the Board of Directors hereby authorizes and provides for the issue of a series of Preferred Stock, $.01 par value per share, of the Corporation to be designated as Preferred Stock, Series A, consisting of 1,500,000 shares, and does hereby fix, state and express the designations, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof as follows:

SECTION 1. DESIGNATION. The series of Preferred Stock having the rights, preferences, privileges, and restrictions set forth herein shall be designated and known as the "Preferred Stock, Series A" of the Corporation (hereinafter referred to as "Series A Stock"). Each share of Series A Stock shall be identical in all respects with all other shares of Series A Stock.

SECTION 2. NUMBER OF SHARES. The number of shares constituting all of the Series A Stock shall be 1,500,000. Shares of Series A Stock that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock of the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

SECTION 3. DIVIDENDS. The holders of shares of Series A Stock shall be entitled to receive, when, as and if declared by the Board of Directors, which declaration shall be made by the Board of Directors and dividends shall be paid for each of the first four full quarterly periods following the issuance of the Series A Stock, but only in each case out of funds legally available therefor, cumulative cash dividends at the annual rate of $.18 per share, and no more, payable quarterly on the first days of March, June, September and December, respectively, in each year, commencing September 1, 1996, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to holders of record on the respective date, not more than sixty (60) nor less than ten (10) days preceding such dividend payment date, fixed for such purpose by the
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Board of Directors in advance of payment of each particular dividend.  So long as any share of Series A Stock remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any junior stock, other than a dividend payable solely in junior stock, and no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of junior stock, or the exchange or conversion of one share of junior stock, in each case, for or into another share of junior stock), unless all accrued dividends on all outstanding shares of Series A Stock for all past quarterly dividend periods shall have been paid and the full dividend thereon for the then current quarterly dividend period shall have been paid or declared and set apart for payment. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of any funds legally available therefor, and the shares of Series A Stock shall not be entitled to participate therein. No interest or penalty shall be payable on accrued dividends of Series A Stock.

SECTION 4. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series A Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $1.50 per share of Series A Stock, plus an amount equal to any accrued dividends, and no more. If upon the occurrence of such event the assets distributable among the holders of Series A Stock shall be insufficient to permit the payment of the full preferential amounts for the Series A Stock, then the entire assets and funds of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of Series A Stock then outstanding ratably per share in proportion to the full preferential amounts per share to which they are respectively entitled. After the holders of Series A Stock have received payment or distribution of their full preferential amounts, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed ratably to the holders of the outstanding shares of Common Stock, except to the extent otherwise provided in the designation of any series of capital stock. For the purposes of this Section 4, the consolidation or merger of the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

SECTION 5.  REDEMPTION.

     (a) The shares of Series A Stock may be redeemed, in whole or in part, at any time from time to time or on or after May 31, 1997, at the option of the Corporation out of funds legally available therefor, at a redemption price of One and 50/100 Dollars ($1.50) per share plus accrued dividends ("Redemption Price"). In case of redemption of a part only of the shares of Series A Stock at the time outstanding, the redemption may be either pro rata or by lot. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which shares of Series A Stock shall be redeemed from time to time.

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     (b) Notice of redemption of Series A Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of shares of the Series A Stock at the last addresses as they shall appear on the books of the Corporation ("Redemption Notice") at least 10 days and not more than 30 days prior to the redemption date (the "Redemption Date"). Any notice which is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder receives such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of shares of Series A Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Stock.
The Redemption Notice shall set forth the Redemption Price and the place where holders of shares of Series A Stock may receive the Redemption Price upon tendering certificates for shares of Series A Stock in the manner set forth in the Redemption Notice.

     (c) On or after June 1, 1999, upon written demand made by holders of more than fifty percent (50%) of the maximum number of shares of Series A Stock originally issued and outstanding for mandatory redemption of all or any portion of the shares of Series A Stock, the Corporation shall, within thirty (30) days after the receipt by the Corporation of such notice ("Mandatory Redemption Date") redeem and pay to the holders of shares of Series A Stock tendered for redemption a mandatory redemption price equal to $1.50 per share plus all accrued dividends thereon, out of and to the extent that funds of the Corporation are legally available therefor. The Corporation shall provide a notice of mandatory redemption to all holders of Series A Stock in the same manner as a Redemption Notice.

     (d) If on or before the Redemption Date (which for purposes of this paragraph shall include a Mandatory Redemption Date) all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of Series A Stock, so as to be and continue to be available therefor, then from and after the Redemption Date, notwithstanding that any certificate for shares of Series A Stock shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, and all rights with respect to shares of Series A Stock shall forthwith on the Redemption Date cease and terminate except only as to the right of the holders thereof to receive the redemption price of such shares so to be redeemed. Any funds so set aside or deposited by the Corporation which shall not be required for such redemption because of the exercise of any right of conversion or exchange subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith. Any moneys so set aside by the Corporation and unclaimed at the end of three (3) years from the Redemption Date shall revert to the general funds of the Corporation.


SECTION 6. CONVERSION RIGHTS. The holders of shares of Series A Stock shall have the right, at their option, to convert all or any part of the shares of Series A Stock into shares of Common Stock at any time on and subject to the following terms and conditions.

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     (a) Shares of Series A Stock shall be convertible at the office of the
Corporation, or, if the Corporation shall then have a transfer agent for Common Stock, at the office of such transfer agent, into one (1) fully paid and nonassessable share of Common Stock for each share of Series A Stock (the "Conversion Rate"), subject to adjustment as provided in this Section 6. Upon conversion of any shares of Series A Stock and at the time of delivery of certificate for shares of Common Stock into which the shares of Series A Stock is converted ("Conversion Common Stock"), the Corporation, at its option, shall either (i) pay to the holder in cash by bank check drawn on immediately available funds the amount of any accrued but unpaid dividends, or (ii) issue additional shares of Conversion Common Stock to the holder of the Series A Stock in payment and discharge of accrued dividends at the Dividend Conversion Price (as hereinafter defined) per share of Common Stock.

     (b) Before any holder shall be entitled to convert shares of Series A Stock into shares of Common Stock, such holder shall: (i) surrender the certificate or certificates representing shares of Series A Stock to be converted, duly endorsed or assigned to the Corporation or in blank, at the office of the Corporation, or, if the Corporation shall then have a transfer agent for the Common Stock, at the office of such transfer agent; (ii) give written notice to the Corporation at such office, attention to its Secretary, that such holder elects to convert Series A Stock into Common Stock; and (iii) state in such written notice the number of shares of Series A Stock to be converted and the denominations in which such holder wishes the certificate or certificates for Common Stock to be issued. The Corporation will, as soon as practicable thereafter, cause to be issued and delivered to such holder certificates for the number of full shares of Common Stock and Series A Stock to which such holder shall be entitled as aforesaid, together with payment of any accrued dividends to be paid in cash and payment in lieu of any fraction of a share, as hereinafter provided. Such conversion shall be deemed to have been made as of the close of business on the date the certificate or certificates representing shares of Series A Stock to be converted are surrendered and received at the office of the Corporation, or, if the Corporation shall then have a transfer agent for the Common Stock, at the office of such transfer agent (the close of business on such date being herein called the "Conversion Date"), so that the rights of such holder as to such shares of Series A Stock shall cease at such time, and the holder shall be entitled to receive the shares of Common Stock upon conversion of such shares of Series A Stock and shall be treated for all purposes as having been the record holder of such shares of Common Stock at such time, and such conversion shall be at the Conversion Rate in effect at such time. In case shares of Series A Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the third full business day prior to the date fixed for redemption, unless default shall be made in payment of the Redemption Price.

     (c) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Stock, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Dividend Conversion Price on the Conversion Date.

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     (d) In the event that, while any shares of Series A Stock shall remain outstanding, the Corporation shall at any time (i) subdivide its outstanding Common Stock into a greater number of shares, or (ii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iii) issue additional shares of Common Stock as a dividend or other distribution on the Common Stock, the Conversion Rate in effect immediately prior to such subdivision or combination or stock dividend or stock distribution shall be proportionately adjusted so that, with respect to each such subdivision of shares or stock dividend or stock distribution, the number of shares of Common Stock deliverable upon conversion of each share of Series A Stock shall be increased in proportion to the increase in the number of then outstanding shares of Common Stock resulting from such subdivision of shares of stock dividend or stock distribution, and with respect to each such combination of shares, the number of shares of Common Stock deliverable upon conversion of each share of Series A Stock shall be decreased in proportion to the decrease in the number of then outstanding shares of Common Stock resulting from such combination of shares. Any such adjustment in the Conversion Rate shall become effective, in the case of any subdivision or combination of shares, at the close of business on the effective date thereof, and, in the case of any such stock dividend or stock distribution, at the close of business on the record date fixed for the determination of stockholders entitled thereto or on the first business day during which the stock transfer books of the Corporation shall be closed for the purpose of such determination, as the case may be. Whenever the Conversion Rate shall be adjusted pursuant to this Section 6(d), and the Corporation shall have a transfer agent for the Common Stock, the Corporation shall, within thirty (30) days after such adjustment becomes effective, file a notice of the Conversion Rate, as adjusted, with such transfer agent.

     (e) In the event that, while any shares of Series A Stock shall remain outstanding, there shall be any consolidation or merger of the Corporation with another corporation, or a sale to another corporation of all or substantially all of the property of the Corporation (otherwise than for a consideration which, apart from the assumption of liabilities, consists substantially or entirely of cash), or a reclassification of the Common Stock of the Corporation into securities including other than Common Stock, holders of Series A Stock shall thereafter have the right to convert such shares of Series A Stock (or such other stock or securities) into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, or reclassification by a holder of the number of shares of Common Stock into which such shares of Series A Stock could have been converted immediately prior to such consolidation, merger, or reclassification. The instruments effecting such consolidation, merger, or reclassification and, where appropriate, the articles of incorporation of the surviving or resulting or purchasing corporation shall provide for such conversion rights and for adjustments which shall be as nearly as equivalent as practicable to the adjustments provided for in this Section 6, and the provisions of this Section 6 shall similarly apply to successive consolidations, mergers, sales, or reclassifications. In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to stock in this Section 6(e) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

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     (f) The issuance of certificates for shares of Common Stock upon conversion of shares of Series A Stock shall be made without charge to the holders of Series A Stock for any original issuance tax in respect of the issuance of such certificates, and such certificates shall be issued in the name of, or in such name or names as may be directed by, the holders of Series A Stock; provided, however, that the Corporation shall not be required to pay any transfer tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name or names other than that of the holders of Series A Stock and the Corporation shall not be required to issue or deliver such certificates unless and until the holders of Series A Stock shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

     (g) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Rate; provided, however, that any adjustments which by reason of this
Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations with respect to this
Section 6 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this
Section 6.

     (h) In the event of the occurrence of any event or transaction not contemplated by this Section 6 that would require an adjustment to the Conversion Rate to remain consistent with the intent and purpose of this Section 6, then the Board of Directors shall make such adjustment to the Conversion Rate as they shall deem reasonable and consistent with the intentions and purposes of this Section 6 and general principles of equity. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 6, and its action in so doing shall be final and conclusive.

     (i) In the event that the shares of Conversion Common Stock, when issued, shall have not have been registered under the Securities Act of 1933, as amended ("Securities Act"), or applicable state securities laws ("State Laws"), then the shares of Conversion Common Stock shall be deemed to be "Restricted Shares" and may not be sold, distributed, assigned, offered, pledged, or otherwise transferred unless (i) there is an effective registration statement under the Securities Act and the State Laws covering any such transaction involving the Conversion Common Stock, (ii) the Corporation receives an opinion of legal counsel for the holder of the Conversion Common Stock reasonably satisfactory to the Corporation stating that such transaction is exempt from such registration, or (iii) the Corporation otherwise satisfies itself that such transaction is exempt from such registration; and certificates representing any of the Conversion Common Stock shall bear a legend to the foregoing effect, and the transfer agent, if any, of the Corporation with respect to Common Stock of the Corporation shall be given a stop order by the Corporation with respect to any proposed transfer of Conversion Common Stock that shall be Restricted Shares.

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SECTION 7.  VOTING RIGHTS.  Each outstanding share of Series A Stock shall be entitled to one (1) vote on any matter submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, however, the consent of the holders of at least a majority of the outstanding shares of Series A Stock, voting separately as a single class, shall be necessary to approve an amendment to the Articles of Incorporation or Bylaws of the Corporation, or an act of the Corporation, or a transaction involving the Corporation, that would: (i) increase or decrease the aggregate number of authorized shares of Series A Stock; (ii) effect an exchange, reclassification, or cancellation of all or part of Series A Stock; (iii) effect or require an exchange or conversion of all or any part of the shares of another class of stock into Series A Stock; (iv) change, in a manner prejudicial to the holders of shares of Series A Stock, the designations, preferences, limitations, or relative rights of Series A Stock or shares of any other class of stock; (v) create a new class or enlarge an existing class of shares of stock having rights or preferences senior or superior to the Series A Stock, or increase the rights or preferences of any class of stock having rights or preferences senior or superior to the Series A Stock; or (vi) authorize the payment of a dividend in the form of shares of Series A Stock.

SECTION 8. DEFINITIONS. As used herein with respect to Series A Stock, the following terms shall have the following meanings:

     (a) The term "junior stock" shall mean the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series A Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

     (b) The term "accrued dividends," with respect to any share of any class or series, shall mean an amount computed at the annual dividend rate for the class or series of which the particular share is a part, from the date on which dividends on such shares became cumulative to and including the date to which such dividends are to be accrued, whether or not declared by the Board of Directors, less the aggregate amount of all dividends theretofore paid thereon.

     (c) The term "business day" shall mean each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Austin, Travis County, Texas, are not authorized or obligated by law or executive order to close.

     (d) The term "Dividend Conversion Price" on any day shall mean the average of the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the American Stock Exchange, or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the average of the closing bid and asked prices in the over-the-counter market as reported by the National Association of Securities Dealers' Automated Quotation System, or, if not so reported, as

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reported by the National Quotation Bureau, Incorporated, or any successor thereof, or, if not so reported, the average of the average of the closing bid and asked prices as furnished by any member of that National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose, for the five (5) Trading Days (as hereinafter defined) immediately preceding the determination date; provided, however, that if the shares of Common Stock to which the Dividend Conversion Price is to be attributable are Restricted Shares, then, notwithstanding the foregoing, the Dividend Conversion Price shall be deemed to be and mean a value equal to seventy-five percent (75%) of the Dividend Conversion Price determined in the foregoing clause.

     (e) The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in Austin, Travis County, Texas are not authorized or obligated by law or executive order to close.

SECTION 9. OTHER RIGHTS. The shares of Series A Stock shall not have any preemptive right to acquire any other shares of capital stock or other securities of the Corporation or securities convertible into shares of capital stock of the Corporation (herein "preemptive rights"), or any other powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein; provided that, in the event that the holders of shares of Common Stock of the Corporation are granted any preemptive rights generally, then the holders of shares of Series A Stock shall be entitled to exercise the same preemptive rights in respect of the shares of Series A Stock of such holder as the shares of Conversion Common Stock into which the Series A Stock may be convertible would otherwise be entitled.

FURTHER RESOLVED, that the proper officers of the Corporation are hereby authorized and directed to do all acts and things which be necessary or advisable to carry into effect the purposes and intent of this and the foregoing resolutions."

IN WITNESS WHEREOF, HomeCapital Investment Corporation has caused this certificate to be duly executed this 3rd day of May, 1996.

                            HOMECAPITAL INVESTMENT CORPORATION



                            By: /s/ John W. Ballard
                               --------------------------------------
                               JOHN W. BALLARD, President

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